Exhibit 15.1

12 March 2007

BHP Billiton Limited and	BHP Billiton Plc
Melbourne, Australia	London, United Kingdom

We acknowledge our awareness of the use in this Registration Statement on Form F-3 of our report dated 6 March 2007 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG Audit Plc

KPMG Audit Plc

London, United Kingdom